POPULAR, INC. Contact:	Exhibit 99.1

Investor Relations:

Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685

Media Relations:

Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter and Year Ended December 31, 2006

San Juan, Puerto Rico, Wednesday, January 17, 2007 – Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP, BPOPO) reported net income for the year ended December 31, 2006 of $357.7 million, compared with $540.7 million in 2005, which represents a reduction of $183.0 million, or 34%. Basic and diluted earnings per common share (EPS) for the year 2006 were $1.24. Basic and diluted EPS for the year 2005, after the cumulative effect of accounting change, were $1.98 and $1.97, respectively. Net income for 2006 represented a return on assets (ROA) of 0.74% and a return on common equity (ROE) of 9.73%. For the year 2005, the Corporation reported ROA and ROE of 1.17% and 17.12%, respectively.

Net income for the quarter ended December 31, 2006 was $59.6 million, compared with $130.2 million for the same quarter of the previous year, resulting in a reduction of $70.6 million, or 54%. This represented basic and diluted EPS of $0.20 in the fourth quarter of 2006, compared with basic EPS of $0.48 and diluted EPS of $0.47 for the same quarter of 2005. The Corporation’s ROA and ROE for the fourth quarter of 2006 were 0.50% and 6.20%, respectively, compared with 1.07% and 15.66%, respectively, for the same period in 2005. This press release should be read in conjunction with the accompanying tables (Exhibit A) which are an integral part of this analysis.

“This has not been a good year, primarily because of the performance of our nonprime mortgage operations, but we have taken action on this front” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “On the other hand, we have seen good performance in our Puerto Rico operations in spite of a difficult environment.”

As informed in a previous news release dated January 9, 2007, Popular’s management established a restructuring and integration plan (the “Plan”) whereby Popular Financial Holdings (“PFH”), the Corporation’s consumer finance and mortgage business in the U.S. mainland, will exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses, and consolidate support functions with its sister U.S. banking entity Banco Popular North America (“BPNA”) creating a single integrated North American financial services unit. As a result of the Plan, the Corporation recognized during the fourth quarter of 2006, approximately $7.2 million in impairment losses of long-lived assets principally related to software and leasehold improvements, and $14.2 million in goodwill impairment associated with the exited operations.

Net interest income reflected an increase of $3.7 million for the year ended December 31, 2006 when compared with the same period in 2005 resulting principally from a higher average volume of earning assets, partially offset by a decline in the net interest margin. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the year ended December 31, 2006, compared with the same period in 2005:

(Dollars in billions)	Average balances				Average Yields / Costs
			Dollar	%	Year	Year
	Year 2006	Year 2005	Variance	Variance	2006	2005	Variance
Money market, trading and investment securities	$12.8	$13.5	($0.7)	(5%)	4.50%	4.07%	0.43%

Loans:
Commercial	13.6	11.8	1.8	15	7.50	6.62	0.88
Mortgage	12.1	12.2	(0.1)	(1)	6.89	6.48	0.41
Consumer	5.1	4.4	0.7	16	10.53	10.12	0.41
Lease financing	1.3	1.3	—	—	7.57	7.57	—

Total loans	32.1	29.7	2.4	8	7.75	7.12	0.63

Total earning assets	$44.9	$43.2	$1.7	4%	6.82%	6.16%	0.66%

Interest bearing deposits	$19.3	$18.2	$1.1	6%	3.01%	2.37%	0.64%
Short-term borrowings	10.7	10.3	0.4	4	4.84	3.38	1.46
Long-term borrowings	9.8	9.8	—	—	5.47	4.73	0.74

Total interest bearing liabilities	39.8	38.3	1.5	4	4.11	3.24	0.87

Non-interest bearing sources of funds	5.1	4.9	0.2	4

Total funds	$44.9	$43.2	$1.7	4%	3.64%	2.87%	0.77%

Net interest spread					2.71%	2.92%	(0.21%)

Net interest yield					3.18%	3.29%	(0.11%)

The decline in net interest yield was mainly due to an increase in the average cost of interest bearing liabilities, principally due to the higher cost of short-term borrowings reflecting tighter Federal Reserve monetary policy, as well as higher rates on interest bearing deposits, principally time deposits driven by a very competitive environment. An increase in the average cost of long-term debt also pressured the net interest margin during 2006. These unfavorable changes were partially offset by rising yields in the Corporation’s commercial, consumer and mortgage loan portfolios, due to the rising rate environment of the first semester of 2006. The yield of the investment portfolio also rose but to a lesser degree, partly due to the repricing of collateralized mortgage obligations with floating rates and to the maturity of U.S. Agency securities with lower rates.

The provision for loan losses totaled $287.8 million or 125% of net charge-offs for the year 2006, compared with $195.3 million or 109%, respectively, in 2005. The increase in the provision for loan losses was primarily associated with growth in the loan portfolio and higher net charge-offs. The increase of $51 million in net charge-offs for the year ended December 31, 2006, compared with the previous year, resulted primarily from higher consumer loans net charge-offs by $40 million and mortgage loans net charge-offs by $11 million.

The following table presents annualized net charge-offs to average loans by loan category for the years ended December 31, 2006 and 2005.

Annualized Net Charge-offs to Average Loans
Held-in-Portfolio
	December 31,
	2006	2005
Commercial	0.28%	0.36%
Lease financing	1.08	0.74
Mortgage	0.51	0.42
Consumer	2.38	1.81

Total portfolio	0.74%	0.62%

The increase in the consumer loans net charge-offs to average loans ratio was associated with higher delinquencies in Puerto Rico and growth in unsecured consumer loans, primarily personal loans and credit cards. The increase in the ratio for the lease financing portfolio was the result of higher delinquencies in Puerto Rico and increased charge-offs in the U.S. leasing subsidiary related to a particular customer lending relationship. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio increased, mainly due to higher delinquency levels experienced in the U.S. mainland, primarily in the Corporation’s non-prime mortgage loan portfolio.

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 1.63% of loans held-in-portfolio at December 31, 2006, compared with 1.49% at December 31, 2005 and 1.56% at September 30, 2006. Non-performing assets rose by $176 million since December 31, 2005 mostly in mortgage loans by $128 million, mainly due to higher delinquencies in the U.S. mainland portfolio, primarily in the non-prime market, and also in Puerto Rico resulting from deteriorating economic conditions. Also, non-performing commercial loans increased by $24 million from December 31, 2005, led in part by the growth in the commercial loan portfolio. Non-performing consumer loans and lease financing portfolios increased by $9 million each.

Non-interest income totaled $809.5 million for the year ended December 31, 2006, an increase of 3% compared with the same period in 2005. The increase included higher gains on the sale of loans related to E-LOAN’s production and other revenues at this subsidiary related in part to mortgage loan closing services and loan referrals. E-LOAN was acquired by the Corporation in the fourth quarter of 2005. Also, there were higher service charges on deposit accounts, dividend income derived from the Corporation’s investment in Telecomunicaciones de Puerto Rico, Inc., investment banking fees and income derived from securitization related invested funds, amongst other factors. Partially offsetting these increases were lower gains on sale and valuation adjustments of investment securities. The results for the year ended December 31, 2006 included $22.2 million in gains on sale of investment securities, mainly marketable equity securities, offset by $17.9 million of unfavorable valuation adjustments for other-than-temporary impairments of investment securities available-for-sale, principally interest-only securities of PFH, compared with $67.4 million in gains for 2005, offset by $15.3 million of unfavorable valuation adjustments for other-than-temporary impairments of investment securities. Also, there were lower other service fees, mainly due to the inexistent revenue stream of check cashing fees from Popular Cash Express (“PCE”), as this operation was substantially sold during the last quarter of 2005.

Operating expenses totaled $1.5 billion for the year ended December 31, 2006, an increase of $157 million, or 12%, compared with the same period in 2005. E-LOAN’s contribution to the increase in operating expenses for the year 2006 approximated $133 million. PCE contributed with a reduction of $28 million, which represents the subsidiary’s costs for year 2005. Isolating the above impact in operating expenses from E-LOAN and PCE, the Corporation’s operating expenses for the year ended December 31, 2006 increased $52 million, or 4%, compared with the previous year. The results of 2006 also included the aforementioned impairment losses on long-lived assets and goodwill related to PFH in the amount of $21.4 million. Also, the year 2006 includes $9.7 million as part of other operating expenses representing a net loss for the month of December 2005 of those subsidiaries that changed their fiscal year in 2006. As of the end of the first quarter of 2006, all subsidiaries of the Corporation aligned their year-end closings to December 31st, similar to the parent holding company.

Income tax expense amounted to $106.9 million for the year ended December 31, 2006, compared with $148.9 million in the same period of 2005. The effective tax rate for 2006 was 23.01%, compared with 21.71% in the same period of 2005. Income tax was impacted by lower taxable income, offset by factors such as lower exempt interest income, net of disallowance of expenses related to exempt income. Also, the results of 2006 were impacted by an increase in the statutory income tax rate for Banco Popular de Puerto Rico from 41.5% to 43.5%.

The accompanying Exhibit A provides information on the Corporation’s total assets and earning assets at December 31, 2006 and 2005.

A breakdown of the Corporation’s loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	December 31, 2006	December 31, 2005	Variance
Commercial *	$14.5	$12.7	$1.8
Mortgage *	11.7	12.9	(1.2)
Consumer *	5.3	4.8	0.5
Lease financing	1.2	1.3	(0.1)

Total loans	$32.7	$31.7	$1.0

* Includes loans held-for sale

Loan growth since December 31, 2005 was mostly in commercial loans reflecting continued success of sales efforts, primarily towards new credit lines on the corporate, construction and small business sectors. Also, there has been higher volume of funds drawn under existing commercial lines of credit and significant progress in construction phases at various large construction projects. The increase in consumer loans since 2005 year-end includes higher volume of auto loans originated by E-LOAN and growth in personal loans and credit cards. The decline in mortgage loans since December 31, 2005 resulted mostly from the pooling of approximately $0.6 billion in mortgage loans at BPPR into Fannie Mae mortgage-backed securities during 2006 that were sold to investors, a bulk sale of individual loans to a U.S. financial institution involving approximately $0.6 billion in mortgage loans and to off-balance sheet securitization transactions performed by PFH, partially offset by new loan originations.

Investment and trading securities totaled $10.6 billion at December 31, 2006, compared with $12.7 billion at December 31, 2005. The decline in the Corporation’s investment securities portfolio was mainly due to maturities of U.S. agency securities with low rates in the third quarter of 2006, which were not replaced, in part due to a reduction in arbitrage activity as the interest spread is not favorable in the current interest rate scenario, and to a strategy to deleverage the balance sheet and direct funding toward loan growth.

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	December 31, 2006	December 31, 2005	Variance
Demand	$4.9	$4.4	$0.5
Savings	9.2	8.8	0.4
Time	10.3	9.4	0.9

Total deposits	$24.4	$22.6	$1.8

Popular has accomplished deposit growth despite intense competitive pressures. The increase in time deposits from December 31, 2005 was mostly in retail certificates of deposits due to attractive interest rate campaigns. Also, during the third quarter of 2006, Banco Popular North America commenced to offer deposit products through the convenient online webpage of its affiliate E-LOAN. As of December 31, 2006, BPNA had captured approximately $1.3 billion in savings accounts and certificates of deposit through E-LOAN’s webpage. Brokered certificates of deposit, included in the category of time deposits, totaled $0.9 billion at December 31, 2006, compared with $1.2 billion at December 31, 2005. The increase in demand deposits from December 31, 2005 was associated with higher commercial and public funds deposits.

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at December 31, 2006 and 2005. The increase in stockholders’ equity from December 31, 2005 to the same date in 2006 was due to earnings retention and from approximately $41 million in additional capital derived from the issuance of new shares of common stock under the subscription rights offering. These favorable variances were partially offset by a $40 million reduction in capital resulting from the adoption of SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans”, which requires the recording of the underfunded status of the Corporation’s pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income. Also, stockholders’ equity was reduced by a higher unrealized loss position in the valuation of the available-for-sale securities portfolio by approximately $17 million.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as amended by Form 10-Q/A dated November 22, 2006, as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the Caribbean, Latin America and the United States. As the leading financial institution in Puerto Rico, with over 280 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking and insurance. In the United States, the Corporation has established a community banking franchise providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 140 retail lending locations, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation, through its financial transaction processing company, EVERTEC, continues to use its expertise in technology and electronic banking as a competitive advantage in its expansion through the Caribbean, Latin America, and the United States. The Corporation is exporting its 113 years of experience through these regions while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

Financial Summary	For the quarter ended		Fourth	For the quarter
	December 31,		Quarter	ended September 30
			2006-2005
	2006	2005	Percent Variance	2006
Summary of Operations (In thousands, except share information)

Interest income	$778,863	$719,395	8.3%	$781,331

Interest expense	418,534	358,014	16.9	439,293

Net Interest income	360,329	361,381	(0.3)	342,038

Provision for loan losses	108,272	51,040	112.1	63,445

Net interest income after provision for loan losses	252,057	310,341	(18.8)	278,593

Net (loss) gain on sale and valuation adjustment of investment securities	(680)	1,222	(155.6)	7,123

Trading account profit	11,964	1,913	525.4	10,019

Gain on sale of loans	20,993	40,621	(48.3)	20,113

Other non-interest income	173,040	170,424	1.5	154,094

Total non-interest income	205,317	214,180	(4.1)	191,349

Personnel costs	159,440	157,839	1.0	164,696

Amortization and impairment of intangibles	18,110	2,809	544.7	3,608

Other operating expenses	201,366	197,106	2.2	191,619

Total operating expenses	378,916	357,754	5.9	359,923

Net income before income tax	78,458	166,767	(53.0)	110,019

Income tax	18,826	36,520	(48.5)	27,859

Net income	$59,632	$130,247	(54.2)	$82,160

Net income applicable to common stock	$56,654	$127,269	(55.5)	$79,181

Basic EPS	$0.20	$0.48		$0.28

Diluted EPS	$0.20	$0.47		$0.28

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	278,822,257	268,199,033		278,602,482

Average common shares outstanding – assuming dilution	278,997,158	268,598,361		278,812,947

Common shares outstanding at end of period	278,741,547	275,955,391		278,553,152

Market value per common share	$17.95	$21.15		$19.44

Book value per common share	$12.32	$11.82		$12.38

Market capitalization – (In millions)	$5,003	$5,836		$5,415

Selected Average Balances – (In millions)

Total assets	$47,299	$48,330	(2.1)	$48,376

Total loans *	32,171	31,266	2.9	32,273

Earning assets	43,992	44,903	(2.0)	44,948

Deposits	24,204	22,501	7.6	23,217

Interest-bearing liabilities	38,732	40,315	(3.9)	39,841

Stockholders’ equity	3,808	3,410	11.7	3,776

Selected Financial Data at Period-End – (In millions)

Total assets	$47,404	$48,624	(2.5)	$46,935

Total loans *	32,737	31,710	3.2	31,757

Earning assets	43,661	45,168	(3.3)	43,567

Deposits	24,438	22,638	8.0	23,137

Interest-bearing liabilities	38,750	39,976	(3.1)	38,752

Stockholders’ equity	3,620	3,449	5.0	3,636

Performance Ratios

Net interest yield **	3.27%	3.23%		3.05%

Return on assets	0.50	1.07		0.67

Return on common equity	6.20	15.66		8.75

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$73.4	$51.4	42.8	$59.9

Allowance for loan losses	$522	$462	13.0	$487

Non-performing assets	$802	$627	27.9	$738

Allowance for losses to loans held-in-portfolio	1.63%	1.49%		1.56%

Non-performing assets to total assets	1.69	1.29		1.57

Non-performing assets to loans held-in-portfolio	2.51	2.02		2.36

Non-performing loans to loans held-in-portfolio	2.24	1.77		2.09

Allowance to non-performing loans	72.78	84.33		74.50

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary	For the year ended
	December 31,
	2006	2005	Percent Variance
Summary of Operations (In thousands, except share information)

Interest income	$3,064,441	$2,665,859	15.0%

Interest expense	1,636,531	1,241,652	31.8

Net Interest income	1,427,910	1,424,207	0.3

Provision for loan losses	287,760	195,272	47.4

Net interest income after provision for loan losses	1,140,150	1,228,935	(7.2)

Net gain on sale and valuation adjustment of investment securities	4,359	52,113	(91.6)

Trading account profit	35,288	30,051	17.4

Gain on sale of loans	117,421	83,297	41.0

Other non-interest income	652,417	619,814	5.3

Total non-interest income	809,485	785,275	3.1

Personnel costs	668,671	622,689	7.4

Amortization and impairment of intangibles	27,270	9,579	184.7

Impact of change in fiscal period at certain subsidiaries	9,741	—

Other operating expenses	779,391	695,932	12.0

Total operating expenses	1,485,073	1,328,200	11.8

Net income before income tax and cumulative effect of accounting change	464,562	686,010	(32.3)

Income tax	106,886	148,915	(28.2)

Income before cumulative effect of accounting change	357,676	537,095	(33.4)

Cumulative effect of accounting change, net of tax	—	3,607	(100.0)

Net income	$357,676	$540,702	(33.8)

Net income applicable to common stock	$345,763	$528,789	(34.6)

Basic EPS before cumulative effect of accounting change	$1.24	$1.97

Diluted EPS before cumulative effect of accounting change	$1.24	$1.96

Basic EPS after cumulative effect of accounting change	$1.24	$1.98

Diluted EPS before cumulative effect of accounting change	$1.24	$1.97

Dividends declared per common share	$0.64	$0.64

Average common shares outstanding	278,468,552	267,334,606

Average common shares outstanding – assuming dilution	278,703,924	267,839,018

Common shares outstanding at end of period	278,741,547	275,955,391

Market value per common share	$17.95	$21.15

Book value per common share	$12.32	$11.82

Market Capitalization – (In millions)	$5,003	$5,836

Selected Average Balance– (In millions)

Total assets	$48,295	$46,362	4.2

Total loans *	32,079	29,731	7.9

Earning assets	44,930	43,246	3.9

Deposits	23,264	22,253	4.5

Interest-bearing liabilities	39,840	38,276	4.1

Stockholders’ equity	3,741	3,275	14.2

Performance Ratios

Net interest yield **	3.18%	3.29%

Return on assets	0.74	1.17

Return on common equity	9.73	17.12

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$229.7	$178.5	28.7

Allowance for loan losses	$522	$462	13.0

Non-performing assets	$802	$627	27.9

Allowance for losses to loans held-in-portfolio	1.63%	1.49%

Non-performing assets to total assets	1.69	1.29

Non-performing assets to loans held-in-portfolio	2.51	2.02

Non-performing loans to loans held-in-portfolio	2.24	1.77

Allowance to non-performing loans	72.78	84.33

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this period.